Exhibit 21.1

SUBSIDIARIES OF TIMBER PHARMACEUTICALS, INC.

As of December 31, 2022, Timber Pharmaceuticals, Inc.’s subsidiaries are as follows:

●	BioPharmX, Inc. (Nevada corporation)
●	Timber Pharmaceuticals Australia Pty Ltd. (Australian proprietary limited company)
●	Timber Pharmaceuticals LLC (Delaware LLC)